EXHIBIT 10.23

AMENDMENT TO OFFER LETTER

THIS AMENDMENT dated June 21, 2004 (“Amendment”) shall amend the offer letter dated October 2, 2001 (the “Offer Letter”) by and between Redback Networks Inc., a Delaware corporation (the “Company”), and Ebrahim Abbasi (“Mr. Abbasi”).

WHEREAS, the parties previously entered into a verbal modification to the Offer Letter on March 14, 2003 to reflect Mr. Abbasi’s new position at the Company (the “Verbal Modification”);

WHEREAS, the parties hereto wish to amend the Offer Letter to memorialize the Verbal Modification;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto agree to the following modifications to the Offer Letter:

1. The Verbal Modification included the following amendments and modifications to the Offer Letter and are memorialized herein:

A.	Position. The sentence within this section is deleted in its entirety and replaced with the following:

You will serve in a full-time capacity as Senior Vice President of Operations and Information Technology effective as of April 1, 2003.

B.	Compensation. The first sentence of this section is deleted in its entirety and replaced with the following:

You will be paid an annual salary of $275,000 effective April 1, 2003 which will be payable in accordance with the Company’s standard payroll practices for salaried employees.

C.	Stock Options. The paragraph within this section is deleted in its entirety and replaced with the following:

Subject to the approval of the Company’s Board of Directors, you will be granted an additional option to purchase 50,000 shares of the Company’s common stock. The exercise price per share will be equal to the fair market value per share on the date the option is approved by Redback’s Board of Directors, or a committee of the Board, at the next appropriate Board of Director’s meeting, at close of the market. The option will be subject to the terms and conditions applicable to options granted under the Company’s 1999 Stock Plan, as described in that Plan and the applicable stock option agreement. You will vest in 25% of the option shares after 12 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable stock option agreement.

2. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Offer Letter.

3. This Amendment and the Offer Letter constitute the entire agreement relating to the subject matter hereof, and the Offer Letter, except as provided herein this Amendment, including the “AT WILL” nature of your employment as set forth in the section Period of Employment of the Offer Letter, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Redback Networks Inc.

Name: Kevin DeNuccio

Title: President and CEO

Ebrahim Abbasi